EXHIBIT 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Closes $2 Billion Rule 144A Private Placement of Senior Notes

        Houston, Texas (Monday, October 4, 2004) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced that its operating subsidiary, Enterprise Products Operating L.P. (“Enterprise Operating”) has closed on the Rule 144A private placement of $2.0 billion of senior unsecured notes. The net proceeds of approximately $1.98 billion were used to reduce the amount of debt outstanding under Enterprise Operating’s $2.25 billion 364-day revolving acquisition credit facility that was used to partially fund the merger with GulfTerra Energy Partners, L.P. on September 30, 2004. The amount of credit commitments under the acquisition credit facility was permanently reduced by the amount of the net proceeds.

        The $2.0 billion of debt securities were issued in four separate series as follows:

Principal	Issue	Fixed-Rate
Amount	Price	Coupon	Maturity
$500 million	99.922%	4.000%	October 15, 2007
$500 million	99.719%	4.625%	October 15, 2009
$650 million	99.914%	5.600%	October 15, 2014
$350 million	99.674%	6.650%	October 15, 2034

        Enterprise has guaranteed the notes through an unsecured and unsubordinated guarantee. These notes, which include registration rights, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

        Enterprise Products Partners L.P. is the second largest publicly traded energy partnership with an enterprise value of approximately $14.0 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 31,000 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to successfully integrate our operations with GulfTerra's or any other companies we acquire; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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